[CIGNA LOGO]

NEWS RELEASE

                  Immediate


                  Albert D. Ciavardelli, Investor Relations - (215) 761-6128 Michael J. Monroe, Media Relations - (215) 761-6133


             CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 1997 RESULTS
                 EPS IN LINE WITH FIRST CALL CONSENSUS ESTIMATES

PHILADELPHIA, February 10, 1998 -- CIGNA Corporation (NYSE:CI) today reported fourth quarter 1997 operating income of $260 million, or $3.53 per share, excluding after-tax charges of $81 million primarily for integration costs associated with the June 1997 acquisition of Healthsource and health care cost reduction activities. Including the charges, fourth quarter operating income was $179 million, or $2.43 per share. Operating income in the fourth quarter of 1996 was $261 million, or $3.48 per share.

Full year 1997 operating income was $1.1 billion, or $14.18 per share, before the charges ($971 million, or $13.09 per share, after the charges) versus $1.0 billion, or $13.20 per share, for 1996.

"We are pleased with the continued growth in underlying earnings and with the structural changes that have strengthened our health care operations and added significantly to our capital position," said Wilson H. Taylor, CIGNA's Chief Executive Officer.



_________________________________
Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.

In the fourth quarter of 1997, CIGNA implemented the new accounting rules for earnings per share. All earnings per share amounts are on a diluted basis and prior periods have been restated.

The following discussions of segment operating results exclude the specific adjustments noted in the attached exhibit.

SEGMENT RESULTS:

Employee Life and Health Benefits

This segment includes CIGNA's HMO and indemnity operations as well as Healthsource results since the acquisition date of June 25, 1997. The segment had operating income of $139 million in the fourth quarter of 1997, compared with $137 million for the same period last year. Full year 1997 operating income was $510 million, compared with $497 million for 1996.

HMO medical membership, including the addition of 1.2 million Healthsource members, is now at 5.9 million members, up 9 percent over year-end 1996 on a comparable basis.

Employee Retirement and Savings Benefits

This segment, which operates in the defined contribution and defined benefit markets, had operating income of $56 million in the fourth quarter of 1997. This compares with operating income of $54 million for the same period last year. Full year 1997 operating income was $216 million, compared with $201 million for full year 1996.

Assets under management at December 31, 1997 were $46.3 billion, an increase of 14 percent from $40.6 billion as of December 31, 1996.

Individual Financial Services

This segment, which in 1997 included individual and corporate-owned life insurance; life, accident and health reinsurance; and annuity businesses, had operating income of $52 million in the fourth quarter of 1997. This compares with operating income of $40 million for the same period last year. Full year 1997 operating income was $198 million, compared with $161 million in 1996.

The individual life insurance and annuity businesses, which were sold to Lincoln National Corporation effective January 1, 1998, represented $28 million and $98 million of this segment's operating income for the fourth quarter and full year of 1997, respectively. The corporate-owned life insurance and reinsurance businesses, with operating income of $24 million and $100 million for the fourth quarter and full year of 1997, respectively, have been retained by CIGNA. Upon closing the transaction, CIGNA received $1.4 billion in cash and retained approximately $200 million of capital previously committed to the businesses that were sold. The sale resulted in an after-tax gain of approximately $800 million, of which approximately $225 million will be immediately recognized and the remainder deferred and recognized as earnings in future periods beginning in 1998.

Property and Casualty

The property and casualty (P&C) segment includes the Ongoing operations (International and Domestic) and Run-off.

Ongoing operations had operating income of $55 million and a GAAP combined ratio after policyholders' dividends ("combined ratio") of 99 for the fourth quarter of 1997. This compares with operating income of $57 million and a combined ratio of 100 for the same period last year. Full year 1997 operating income was $229 million and the combined ratio was 100, compared with operating income of $211 million and a combined ratio of 102 for 1996.

Within the Ongoing operations, International had operating income of $23 million and a combined ratio of 97 for the fourth quarter of 1997. This compares with operating income of $33 million and a combined ratio of 93 for the fourth quarter of 1996. Full year 1997 operating income was $125 million and the combined ratio was 95, compared with operating income of $135 million and a combined ratio of 93 for 1996.

Domestic had operating income of $32 million and a combined ratio of 102 for the fourth quarter of 1997. This compares with operating income of $24 million and a combined ratio of 109 for the fourth quarter of 1996. Full year 1997 operating income was $104 million and the combined ratio was 105, compared with operating income of $76 million and a combined ratio of 110 for 1996.

Run-off operations were breakeven in the fourth quarter of 1997, compared with an operating loss of $3 million for the same period in 1996. Full year 1997 operating income was $1 million, compared with $2 million for 1996.

Other

Other Operations includes unallocated investment income, expenses (including debt service) and taxes, and the results of CIGNA's settlement annuity business, investment and real estate subsidiaries and certain new business initiatives. Other Operations had an operating loss of $42 million in the fourth quarter of 1997, compared with an operating loss of $24 million for the same period last year. For full year 1997, the operating loss was $102 million, compared with a loss of $70 million in 1996.

NET INCOME

Consolidated net income for the fourth quarter and full year of 1997, including specific adjustments of $81 million after-tax, was $240 million, or $3.26 per share, and $1.1 billion, or $14.64 per share, respectively. Consolidated net income for the same periods last year was $306 million, or $4.08 per share, and $1.1 billion, or $13.91 per share, respectively.

REVENUES

Consolidated revenues for the fourth quarter and full year of 1997 were $5.5 billion and $20.0 billion, respectively, compared with $4.9 billion and $19.0 billion for the same periods last year.

ASSETS/SHAREHOLDERS' EQUITY

Assets at December 31, 1997 were $108.2 billion, compared with $98.9 billion at year-end 1996. Shareholders' equity was $7.9 billion ($109.66 per share) at December 31, 1997, compared with $7.2 billion ($97.15 per share) at December 31, 1996.

SHARE REPURCHASE

In the fourth quarter of 1997, CIGNA repurchased 1.8 million shares of its common stock for $292 million, bringing share repurchase activity for full year 1997 to 2.1 million shares at a cost of $340 million. As of February 10, 1998, CIGNA had repurchased an additional 230,000 shares for $40 million, leaving $321 million of remaining share repurchase authority.



Quarterly earnings are available on CIGNA's home page on the Internet (http://www.cigna.com).

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)                     [CIGNA LOGO]

==================================================================================================================================
                                                                  Three Months Ended                           Year Ended
                                                                     December 31,                             December 31,
                                                               1997              1996                    1997              1996
----------------------------------------------------------------------------------------------------------------------------------
REVENUES
    Premiums and fees                                    $      4,140      $      3,583             $    14,935      $     13,916
    Net investment income                                       1,073             1,070                   4,245             4,333
    Other revenues                                                193               162                     691               610
    Realized investment gains                                      86                74                     167                91
----------------------------------------------------------------------------------------------------------------------------------
         Total                                           $      5,492      $      4,889             $    20,038      $     18,950
-----------------------------------------------------------=======================================================================

OPERATING INCOME (LOSS) BY SEGMENT
Employee Life and Health Benefits:
        Indemnity operations                             $         94      $         88             $       296      $        286
        HMO operations                                            (41)               49                     128               211
                                                           -----------       -----------              ----------       -----------
          Total Employee Life and Health Benefits                  53               137                     424               497
    Employee Retirement and Savings Benefits                       61                54                     221               201
    Individual Financial Services                                  54                40                     200               161
    Property and Casualty:
       International                                               25                33                     127               135
       Domestic                                                    26                24                      98                76
                                                           -----------       -----------              ----------       -----------
          Ongoing operations                                       51                57                     225               211
       Run-off operations                                           -                (3)                      1                 2
                                                           -----------       -----------              ----------       -----------
             Total Property and Casualty                           51                54                     226               213
     Other Operations                                             (40)              (24)                   (100)              (70)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                            $        179      $        261             $       971      $      1,002
-----------------------------------------------------------=======================================================================

NET INCOME (LOSS) BY SEGMENT
Employee Life and Health Benefits:
        Indemnity operations                             $        109      $         94             $       313      $        289
        HMO operations                                            (41)               49                     128               211
                                                           -----------       -----------              ----------       -----------
          Total Employee Life and Health Benefits                  68               143                     441               500
    Employee Retirement and Savings Benefits                       66                64                     233               222
    Individual Financial Services                                  57                47                     208               168
    Property and Casualty:
       International                                               37                42                     164               156
       Domestic                                                    26                31                     112                84
                                                           -----------       -----------              ----------       -----------
          Ongoing operations                                       63                73                     276               240
       Run-off operations                                          (1)                7                      (1)                -
                                                           -----------       -----------              ----------       -----------
             Total Property and Casualty                           62                80                     275               240
    Other Operations                                              (13)              (28)                    (71)              (74)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                            $        240      $        306             $     1,086      $      1,056
-----------------------------------------------------------=======================================================================

BASIC EARNINGS PER SHARE:
    Operating income                                     $       2.45      $       3.52             $     13.23      $      13.33
    After-tax realized investment gains                          0.84              0.60                    1.56              0.72
----------------------------------------------------------------------------------------------------------------------------------

    Net income                                           $       3.29      $       4.12             $     14.79      $      14.05
-----------------------------------------------------------=======================================================================
    Weighted average shares (in thousands)                     72,916            74,244                  73,421            75,165
-----------------------------------------------------------=======================================================================

DILUTED EARNINGS PER SHARE:
    Operating income                                     $       2.43      $       3.48             $     13.09      $      13.20
    After-tax realized investment gains                          0.83              0.60                    1.55              0.71
----------------------------------------------------------------------------------------------------------------------------------

    Net income                                           $       3.26      $       4.08             $     14.64      $      13.91
-----------------------------------------------------------=======================================================================
    Weighted average shares (in thousands)                     73,621            74,935                  74,171            75,918
-----------------------------------------------------------=======================================================================

SHAREHOLDERS' EQUITY at December 31                                                                 $     7,932      $      7,208
------------------------------------------------------------------------------------------------------============================

SHAREHOLDERS' EQUITY PER SHARE at December 31                                                       $     109.66     $      97.15
------------------------------------------------------------------------------------------------------============================

Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.


 In the fourth quarter of 1997, CIGNA implemented SFAS No. 128, "Earnings Per Share" by replacing primary EPS with basic EPS and fully diluted EPS with diluted EPS. The effect on CIGNA's EPS was not material. Prior year data has been restated in conformity with the new requirements.

CIGNA Corporation
Supplemental Financial Information
Financial Data Excluding Specific Fourth Quarter 1997
     Adjustments - Results of Operations
(Dollars in millions, except per share amounts)

                                                              Employee Life & Health Benefits          Employee         Individual
                                                                                                      Retirement &      Financial
                                                     Indemnity         HMOs           Total         Savings Benefits     Services
Three months ended December 31,                     1997   1996    1997    1996     1997    1996     1997     1996     1997    1996
                                                   --------------------------------------------------------------------------------
Operating income (loss) before adjustments          $97    $88     $42      $49     $139    $137      $56      $54      $52     $40
Adjustments:  increase (decrease)
   Healthcare restructuring and integration charge   (5)     -     (75)       -      (80)      -        -        -        -       -
   Tax and other account reviews                      2      -      (8)       -       (6)      -        5        -        2       -
                                                -----------------------------------------------------------------------------------
Operating income (loss) as published                 94     88     (41)      49       53     137       61       54       54      40
                                                -----------------------------------------------------------------------------------

After-tax realized investment gains (losses)         15      6       -        -       15       6        5       10        3       7
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                  $109    $94    ($41)     $49      $68    $143      $66      $64      $57     $47
===================================================================================================================================
                                                                                                                Diluted
                                                         Property &                                             Earnings
                                                          Casualty           Other         Consolidated        Per Share
Three months ended December 31,                         1997     1996     1997     1996    1997     1996     1997     1996
                                                    -----------------------------------------------------------------------
Operating income (loss) before adjustments               $55      $54     ($42)    ($24)   $260     $261       $3.53    $3.48
Adjustments:  increase (decrease)
   Healthcare restructuring and integration charge         -        -        -        -     (80)       -       (1.09)       -
   Tax and other account reviews                          (4)       -        2        -      (1)       -       (0.01)       -
                                                    -------------------------------------------------------------------------
Operating income (loss) as published                      51       54      (40)     (24)    179      261        2.43     3.48
                                                    -------------------------------------------------------------------------

After-tax realized investment gains (losses)              11       26       27       (4)     61       45        0.83     0.60
-----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                        $62      $80     ($13)    ($28)   $240     $306       $3.26    $4.08
=============================================================================================================================
                                                              Employee Life & Health Benefits          Employee         Individual
                                                                                                      Retirement &      Financial
                                                     Indemnity         HMOs           Total         Savings Benefits     Services
Year ended December 31,                             1997   1996    1997    1996     1997    1996     1997     1996     1997    1996
                                                   --------------------------------------------------------------------------------

Operating income (loss) before adjustments         $299   $286    $211     $211     $510    $497     $216     $201     $198    $161
Adjustments:  increase (decrease)
   Healthcare restructuring and integration charge   (5)     -     (75)       -      (80)      -        -        -        -       -
   Tax and other account reviews                      2      -      (8)       -       (6)      -        5        -        2       -
                                                   --------------------------------------------------------------------------------
Operating income (loss) as published                296    286     128      211      424     497      221      201      200     161
                                                   --------------------------------------------------------------------------------

After-tax realized investment gains (losses)         17      3       -        -       17       3       12       21        8       7
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                  $313   $289    $128     $211     $441    $500     $233     $222     $208    $168
===================================================================================================================================

                                                                                                                Diluted
                                                         Property &                                             Earnings
                                                          Casualty           Other         Consolidated        Per Share
Year ended December 31,                                 1997     1996     1997     1996    1997     1996     1997     1996
                                                    -----------------------------------------------------------------------
Operating income (loss) before adjustments              $230     $213    ($102)    ($70) $1,052   $1,002      $14.18   $13.20
Adjustments:  increase (decrease)
   Healthcare restructuring and integration charge         -        -        -        -     (80)       -       (1.08)       -
   Tax and other account reviews                          (4)       -        2        -      (1)       -       (0.01)       -
                                                    -------------------------------------------------------------------------
Operating income (loss) as published                     226      213     (100)     (70)    971    1,002       13.09    13.20
                                                    -------------------------------------------------------------------------

After-tax realized investment gains (losses)              49       27       29       (4)    115       54        1.55     0.71
-----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                       $275     $240     ($71)    ($74) $1,086   $1,056      $14.64   $13.91
=============================================================================================================================